Exhibit (a)(6)

news release

NYSE: TC

TSX: TCM

June 25, 2014

THOMPSON CREEK ANNOUNCES RESULTS OF ITS PREVIOUSLY ANNOUNCED EXCHANGE OFFER OF COMMON STOCK
FOR ITS 6.50% TANGIBLE EQUITY UNITS

Denver, CO  — Thompson Creek Metals Company Inc. (the “Company” or “Thompson Creek”), a diversified North American mining company, announced today the results of its offer to exchange any and all of its 6.50% Tangible Equity Units (CUSIP No. 884768 300; ISIN CA8847683007) (the “TMEDS”) for shares of its common stock (the “Common Stock” and such offer to exchange, the “Exchange Offer”).

The Exchange Offer expired at 11:59 p.m., New York City time, on June 24, 2014. According to information provided by the information agent, Global Bondholder Services Corporation, 7,206,862 units, or 86.4%, of its TMEDS were tendered for exchange, and accepted by the Company, in the Exchange Offer.  Of this amount, 7,139,069 units were tendered prior to the deadline and will settle on June 25, 2014, and 67,793 units were tendered by notice of guaranteed delivery and will settle on June 30, 2014.  In exchange for the tendered TMEDS, the Company will issue 42,129,829 shares of its Common Stock (compared to approximately 38,829,852 shares which would have been issued with respect to such TMEDS on May 15, 2015 pursuant to the mandatory conversion of the TMEDS on such date). Upon expiration of the Exchange Offer, 1,133,138 TMEDS were not exchanged and remain outstanding.  Such TMEDS will continue to be held pursuant to their original terms and conditions, including mandatory conversion on May 15, 2015.  The Company intends to file promptly an application on Form 25 to notify the Securities and Exchange Commission (the “SEC”) of its withdrawal of any and all units of TMEDS which remain outstanding following settlement of the Exchange Offer.  The Company expects that the delisting of its TMEDS will become effective ten days thereafter.  The Company does not intend to re-list its TMEDS on another securities exchange, but expects that the TMEDS will be quoted on one or more over-the counter markets.

This news release is for informational purposes only and is neither an offer to exchange, purchase nor a solicitation of an offer to sell, any TMEDS. The Exchange Offer was made solely pursuant to a Schedule TO and accompanying Offer to Exchange and Letter of Transmittal, filed with the SEC on May 21, 2014, each as amended.  The Exchange Offer was not made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Common Stock is being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act and the exemption from state securities law requirements provided by Section 18(b)(4)(C) of the Securities Act.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating properties are its 100%-owned Mt. Milligan mine, an open-pit copper and gold mine and concentrator in British Columbia, its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Statement Regarding Forward-Looking Information

This news release contains “forward-looking statements”. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “future,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Our forward-looking statements include statements with respect to the timing and completion of the Exchange Offer.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements include risks described in the section entitled “Risk Factors” in our Offer to Exchange, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com